Exhibit 99.1

FOR IMMEDIATE RELEASE
April 19, 2017

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2017

Earnings Summary
(in thousands except per share data)	1Q 2017	4Q 2016	1Q 2016
Net income	$11,277	$11,866	$11,602
Earnings per share	$0.64	$0.67	$0.66
Earnings per share – diluted	$0.64	$0.67	$0.66

Return on average assets	1.15%	1.19%	1.20%
Return on average equity	9.02%	9.41%	9.63%
Efficiency ratio	61.18%	58.15%	58.63%
Tangible common equity	11.14%	11.25%	11.01%

Dividends declared per share	$0.32	$0.32	$0.31
Book value per share	$28.73	$28.40	$27.67

Weighted average shares	17,615	17,593	17,513
Weighted average shares – diluted	17,638	17,617	17,533

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the first quarter 2017 of $11.3 million, or $0.64 per basic share, compared to $11.9 million, or $0.67 per basic share, earned during the fourth quarter 2016 and $11.6 million, or $0.66 per basic share, earned during the first quarter 2016.

1st Quarter 2017 Highlights

❖	Our loan portfolio increased $31.5 million during the quarter and $80.6 million from March 31, 2016.

❖	Our investment portfolio increased $0.3 million during the quarter and $23.9 million from March 31, 2016.

❖	Deposits, including repurchase agreements, increased $84.9 million during the quarter and $124.0 million from March 31, 2016.

❖
Nonperforming loans at $25.1 million decreased $2.4 million from December 31, 2016 and $1.9 million from March 31, 2016.  Nonperforming assets at $60.8 million decreased $2.6 million from December 31, 2016 and $5.3 million from March 31, 2016.

❖
Net loan charge-offs for the quarter ended March 31, 2017 were $1.4 million, or 0.20% of average loans annualized, compared to $1.9 million, or 0.26%, experienced for the fourth quarter 2016 and $1.5 million, or 0.21%, for the first quarter 2016.

Net Interest Income

Net interest income for the quarter of $33.1 million was a decrease of $0.3 million, or 1.0%, from fourth quarter 2016 and $0.2 million, or 0.7%, from prior year first quarter.  Our net interest margin at 3.68% increased 2 basis points from prior quarter but decreased 8 basis points from prior year same quarter, while our average earnings assets increased $14.2 million and $84.4 million, respectively, during those same periods.  Our yield on average earning assets increased 4 basis points from prior quarter but decreased 4 basis points from prior year same quarter, and our cost of funds increased 2 basis points from prior quarter and 7 basis points from prior year same quarter.  Our ratio of average loans to deposits, including repurchase agreements, was 87.9% for the quarters ended March 31, 2017 and December 31, 2016 compared to 88.4% for the quarter ended March 31, 2016.

Noninterest Income

Noninterest income for the quarter ended March 31, 2017 of $11.6 million was a decrease of $0.9 million, or 7.5%, from prior quarter but an increase of $0.6 million, or 5.5%, from prior year same quarter.  The decrease from prior quarter was due to decreases in gains on sales of loans ($0.2 million), deposit service charges ($0.3 million), and loan related fees ($0.5 million).  Deposit service charges and loan related fees increased $0.1 million and $0.4 million, respectively, from prior year same quarter, however.  Loan related fees were affected by fluctuations in the fair value adjustments of our mortgage servicing rights with a decrease of $0.4 million from prior quarter but an increase of $0.4 million from same quarter last year.

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2017 of $27.6 million was an increase of $0.6 million, or 2.4%, from prior quarter and $1.4 million, or 5.3%, from prior year same quarter.  The increase in noninterest expense was primarily due to an increase in personnel expense ($0.5 million quarter over quarter and $0.8 million year over year).  Quarter over quarter personnel expense was impacted by a $0.3 million increase in salaries, a $0.3 million increase in bonuses and incentives, and a $0.3 million increase in payroll taxes, partially offset by decreases in the cost of group medical and life insurance and other employee benefits.  Personnel expense year over year was impacted by a $0.3 million increase in salaries and a $0.5 million increase in the cost of group medical and life insurance.  Noninterest expense was also impacted year over year by a $0.4 million increase in net other real estate owned expense and a $0.2 million increase in data processing expense.

Balance Sheet Review

CTBI’s total assets at $4.0 billion increased $102.0 million, or an annualized 10.5%, from December 31, 2016 and $154.3 million, or 4.0%, from March 31, 2016.  Loans outstanding at March 31, 2017 were $3.0 billion, increasing $31.5 million, or an annualized 4.3%, from December 31, 2016 and $80.6 million, or 2.8%, from March 31, 2016.  We experienced an increase during the quarter of $20.6 million in the commercial loan portfolio and $12.6 million in the indirect loan portfolio, partially offset by declines of $0.8 million in the residential loan portfolio and $0.9 million in the consumer direct loan portfolio.  CTBI’s investment portfolio increased $0.3 million, or an annualized 0.2%, from December 31, 2016 and $23.9 million, or 4.1%, from March 31, 2016.  Deposits in other banks increased $58.6 million from prior quarter and $45.8 million from March 31, 2016.  Deposits, including repurchase agreements, at $3.4 billion increased $84.9 million, or an annualized 10.3%, from December 31, 2016 and $124.0 million, or 3.8%, from March 31, 2016.

Shareholders’ equity at March 31, 2017 was $507.5 million compared to $500.6 million at December 31, 2016 and $485.6 million at March 31, 2016.  CTBI’s annualized dividend yield to shareholders as of March 31, 2017 was 2.80%.

Asset Quality

CTBI’s total nonperforming loans were $25.1 million at March 31, 2017, an 8.7% decrease from the $27.5 million at December 31, 2016 and a 7.0% decrease from the $27.0 million at March 31, 2016.  Loans 90+ days past due decreased $2.3 million during the quarter but increased $0.1 million from March 31, 2016.  Nonaccrual loans decreased $0.1 million during the quarter and $1.9 million from March 31, 2016.  Loans 30-89 days past due at $15.3 million was a decrease of $1.1 million from December 31, 2016 and $3.8 million from March 31 2016.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at March 31, 2017 totaled $50.3 million, a decrease of $1.9 million from the $52.2 million at December 31, 2016 and $9.2 million from the $59.5 million at March 31, 2016.

Our level of foreclosed properties at $35.7 million at March 31, 2017 was a $0.2 million decrease from the $35.9 million at December 31, 2016 and a $3.3 million decrease from the $39.0 million at March 31, 2016.  Sales of foreclosed properties for the quarter ended March 31, 2017 totaled $0.5 million while new foreclosed properties totaled $0.9 million.  At March 31, 2017, the book value of properties under contracts to sell was $4.4 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the 1st quarter 2017 totaled $0.5 million compared to $0.6 million in the fourth quarter 2016 and $0.1 million in the first quarter 2016.

Net loan charge-offs for the quarter ended March 31, 2017 were $1.4 million, or 0.20% of average loans annualized, compared to $1.9 million, or 0.26%, experienced for the fourth quarter 2016 and $1.5 million, or 0.21%, for the first quarter 2016.  Of the net charge-offs for the quarter, $0.5 million were in commercial loans, $0.8 million were in indirect auto loans, and $0.1 million were in consumer direct loans.  Allocations to loan loss reserves were $1.2 million for the quarter ended March 31, 2017 compared to $2.0 million for the quarter ended December 31, 2016 and $1.8 million for the quarter ended March 31, 2016.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at March 31, 2017 was 142.4% compared to 130.8% at December 31, 2016 and 134.7% at March 31, 2016.  Our loan loss reserve as a percentage of total loans outstanding decreased to 1.20% at March 31, 2017 compared to 1.22% at prior quarter and 1.26% at March 31, 2016.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $4.0 billion, is headquartered in Pikeville, Kentucky and has 70 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2017
(in thousands except per share data and # of employees)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income	$36,768	$36,996	$36,527
Interest expense	3,678	3,585	3,203
Net interest income	33,090	33,411	33,324
Loan loss provision	1,229	2,043	1,765

Gains on sales of loans	256	474	316
Deposit service charges	5,960	6,286	5,845
Trust revenue	2,586	2,474	2,275
Loan related fees	1,005	1,497	611
Securities gains (losses)	(8)	0	68
Other noninterest income	1,780	1,784	1,856
Total noninterest income	11,579	12,515	10,971

Personnel expense	14,924	14,404	14,133
Occupancy and equipment	2,813	2,737	2,772
Data processing expense	1,789	1,768	1,569
FDIC insurance premiums	292	161	583
Other noninterest expense	7,826	7,935	7,185
Total noninterest expense	27,644	27,005	26,242

Net income before taxes	15,796	16,878	16,288
Income taxes	4,519	5,012	4,686
Net income	$11,277	$11,866	$11,602

Memo: TEQ interest income	$37,277	$37,515	$37,058

Average shares outstanding	17,615	17,593	17,513
Diluted average shares outstanding	17,638	17,617	17,533
Basic earnings per share	$0.64	$0.67	$0.66
Diluted earnings per share	$0.64	$0.67	$0.66
Dividends per share	$0.320	$0.320	$0.310

Average balances:
Loans	$2,954,283	$2,939,605	$2,878,833
Earning assets	3,704,690	3,690,451	3,620,318
Total assets	3,975,089	3,959,515	3,887,581
Deposits, including repurchase agreements	3,362,792	3,343,232	3,255,222
Interest bearing liabilities	2,660,794	2,643,451	2,624,218
Shareholders' equity	507,237	501,891	484,750

Performance ratios:
Return on average assets	1.15%	1.19%	1.20%
Return on average equity	9.02%	9.41%	9.63%
Yield on average earning assets (tax equivalent)	4.08%	4.04%	4.12%
Cost of interest bearing funds (tax equivalent)	0.56%	0.54%	0.49%
Net interest margin (tax equivalent)	3.68%	3.66%	3.76%
Efficiency ratio (tax equivalent)	61.18%	58.15%	58.63%

Loan charge-offs	$2,491	$2,939	$2,465
Recoveries	(1,042)	(1,028)	(935)
Net charge-offs	$1,449	$1,911	$1,530

Market Price:
High	$50.40	$51.35	$36.00
Low	$43.25	$35.85	$30.89
Close	$45.75	$49.60	$35.32

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2017
(in thousands except per share data and # of employees)

	As of	As of	As of
	March 31, 2017	December 31, 2016	March 31, 2016
Assets:
Loans	$2,969,865	$2,938,371	$2,889,291
Loan loss reserve	(35,713)	(35,933)	(36,329)
Net loans	2,934,152	2,902,438	2,852,962
Loans held for sale	2,599	1,244	2,707
Securities AFS	605,701	605,394	580,950
Securities HTM	858	866	1,661
Other equity investments	22,814	22,814	22,814
Other earning assets	163,362	98,937	112,104
Cash and due from banks	51,089	48,603	53,727
Premises and equipment	47,298	47,940	48,160
Goodwill and core deposit intangible	65,583	65,623	65,742
Other assets	140,705	138,310	139,011
Total Assets	$4,034,161	$3,932,169	$3,879,838

Liabilities and Equity:
NOW accounts	$50,762	$45,872	$55,672
Savings deposits	1,093,019	1,054,475	1,026,527
CD's >=$100,000	601,063	598,832	568,090
Other time deposits	609,990	614,211	626,099
Total interest bearing deposits	2,354,834	2,313,390	2,276,388
Noninterest bearing deposits	804,944	767,918	757,830
Total deposits	3,159,778	3,081,308	3,034,218
Repurchase agreements	257,497	251,065	259,083
Other interest bearing liabilities	73,614	67,101	68,220
Noninterest bearing liabilities	35,788	32,080	32,680
Total liabilities	3,526,677	3,431,554	3,394,201
Shareholders' equity	507,484	500,615	485,637
Total Liabilities and Equity	$4,034,161	$3,932,169	$3,879,838

Ending shares outstanding	17,661	17,629	17,553
Memo: Market value of HTM securities	$858	$867	$1,662

30 - 89 days past due loans	$15,316	$16,408	$19,125
90 days past due loans	8,583	10,847	8,534
Nonaccrual loans	16,498	16,623	18,446
Restructured loans (excluding 90 days past due and nonaccrual)	55,822	54,633	58,404
Foreclosed properties	35,665	35,856	38,985
Other repossessed assets	103	103	136

Common equity Tier 1 capital	15.21%	15.18%	14.84%
Tier 1 leverage ratio	12.85%	12.75%	12.44%
Tier 1 risk-based capital ratio	17.25%	17.25%	16.97%
Total risk based capital ratio	18.49%	18.50%	18.22%
Tangible equity to tangible assets ratio	11.14%	11.25%	11.01%
FTE employees	996	996	990